Exhibit 5.1

Baxter, Baker, Sidle, Conn & Jones, P.A.

Attorneys at Law

120 E. Baltimore Street, Suite 2100

Baltimore, Maryland  21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

November 17, 2011

Spherix Incorporated

6430 Rockledge Drive

Westmoreland Building #503

Bethesda, Maryland  20817

RE:          Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, as counsel for Spherix Incorporated, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”) described below.

The Registration Statement relates to the proposed resale, from time to time, pursuant to Rule 415 under the Act, as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”), of an aggregate of 1,065,118 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company that have been issued (such shares of Common Stock that have been issued, the “Shares”) or that are issuable upon exercise of warrants issued by the Company (such shares of Common Stock issuable upon exercise of warrants, the “Warrant Shares”).

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.  In such examination, we have assumed:  (i) the authenticity of original documents and the genuineness of all signatures;  (ii) the conformity to the originals of all documents submitted to us as copies;  and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that:

Based upon and subject to the foregoing, it is our opinion that:  (i) the Shares have been duly authorized, and are legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware;  and (ii) upon issuance of Warrant Shares against consideration therefore pursuant to the terms and conditions set forth in the warrants, the Warrant Shares will be duly authorized, legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware.

Attorneys at our Firm are admitted to the practice of law in the State of Maryland, and we express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the General Corporation Law of the State of Delaware, all other relevant Delaware statutory provisions as well as reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such relevant statutory provisions.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus and in any amendment or supplement thereto.  In giving such consent, we do not thereby admit or consent that we are “experts” within the meaning of such term as used in Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

BAXTER, BAKER, SIDLE, CONN & JONES, P.A.

By:	/s/ James E. Baker, Jr.
James E. Baker, Jr., Principal